Exhibit 99.1
FOR IMMEDIATE RELEASE
RAND Corporation Publishes Report on Save The World Air’s Original ZEFS ™ Technology
Los Angeles, Calif., May 3, 2007 — Save The World Air, Inc. (OTCBB: ZEROE.OB) (“STWA”) today announced that the RAND Corporation has published its report on STWA’s original technology, ZEFS™.
Bruce McKinnon, CEO of STWA, stated, “The RAND study provided us guidance for assessing the technical feasibility and market potential of our original ZEFS™ technology, which was extremely beneficial to the product development process at STWA. We are no longer producing or marketing the products evaluated by RAND and our reassessment and redesign of products to improve the consistency of test results led to the development and evolution of products that are successfully being marketed in the US, China, Indonesia and Vietnam, today. Our most recent iteration, the MK IV, has undergone independent testing at Olson Ecological Labs in Fullerton, CA on three separate motorcycles of differing displacements and the results show significant improvement as compared to our original ZEFS™ technology. The scope of RAND’s work was limited to testing the ZEFS technology as to its effect on emissions reductions and did not evaluate the effect of the ZEFS technology on performance enhancement or fuel economy.
“Furthermore, the original RAND research helped us to build our relationship with Temple University, which has been instrumental to our product development. For example, we expect our new electronic fuel technologies, which we are developing through our recently announced licensing agreements with Temple University, to have applicability on most forms of gasoline and diesel injected internal combustion engines, turbine and jet engines, as well as other applications, such as improving the flow of asphalt and paraffin based crude oils in pipelines. STWA is very excited about the opportunity to expand into these industries, some of which have not previously been our focus. I would like to thank the RAND Corporation for its guidance as well as Temple University and our own R&D staff for their diligence in advancing our ground breaking technologies,” he concluded.
In December 2002, STWA retained RAND to assess the technical basis and market potential of the original ZEFS™ technology. In May 2003, STWA entered into an agreement in which RAND would coordinate a competitive grant from STWA for a theoretical scientific study of the concepts underlying the ZEFS™ technology, as well as providing guidance for an empirical study of product performance. In response to a request for proposal (“RFP”) that RAND sent to 14 universities in the United States, Temple University in Philadelphia, Pennsylvania was chosen to research the underlying scientific basis for the original ZEFS™ technology.
Temple’s research concluded in 2005 and RAND’s involvement in support of product testing concluded in December 2005. As a result of Temple’s research, STWA has been able to expand its relationship with the university. In the expanded relationship, which to date includes three patent licenses and a joint R&D agreement, Temple is providing laboratory research and STWA is developing commercial products utilizing this research; the first was a magnetic field crude oil thinning technology developed in May of 2004 and the most recent is the uniform electric field fluid treatment technology announced in February 2007.

In consultation with researchers at Temple University, STWA pursued further research and refinement of the product throughout 2006, resulting in the patent pending MKIV, which improved its effectiveness and consistency.
A link to the full report can be found on the company’s website at www.stwa.com. The report has been published on the RAND website at http://www.rand.org and in the Library of Congress.
About Save the World Air, Inc.
Save the World Air, Inc., is currently engaged in the product development and initial sales and marketing of its products which using proprietary technologies, can be installed on motor vehicles, motorcycles and stationary engines to reduce harmful emissions. The company’s ECOChargR™ and MAGChargR™ devices using these patented technologies have been proven in repeated independent laboratory testing to both reduce harmful emissions including Green House Gas (GHG) emissions normally caused by catalytic equipment while still improving fuel efficiency and to enhance overall engine performance. The company’s patent-pending CAT-MATE® devices have been proven to reduce harmful CO, NOx, and HC emissions caused by internal combustion engines in repeated independent laboratory testing. For more information, visit the company’s website at www.stwa.com.
Safe Harbor Statement
Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as market acceptance, ability to attract and retain customers, success of marketing and sales efforts, product performance, competitive products and pricing, growth in targeted markets, risks of foreign operations, and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Contacts:

Bruce McKinnon	Amy Glynn, CFA
Save The World Air, Inc	Cameron Associates
President & CEO	Investor Relations
(818) 487-8000	(212) 554-5464
mckinnon@stwa.com	amy@cameronassoc.com
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